News Release

QEP RESOURCES ANNOUNCES AGREEMENTS
TO SELL NON-CORE E&P ASSETS FOR $807 MILLION
DENVER, CO May 6, 2014 - QEP Resources, Inc. (“QEP” or the “Company”) (NYSE: QEP) today announced that its wholly owned subsidiary, QEP Energy Company, has entered into three definitive agreements to sell non-core oil and gas properties in the Midcontinent and Williston Basin for a combined purchase price of approximately $807 million, subject to customary purchase price adjustments (the “Divestitures”).
Two of the agreements provide for the sale of oil and gas properties in the Cana-Woodford and Granite Wash plays in the Western Anadarko Basin in Texas and Oklahoma for a combined price of approximately $772 million (combined, the “Midcontinent Divestitures”). The Midcontinent Divestitures are expected to close on or before June 30, 2014, in each case subject to customary closing conditions and purchase price adjustments. The Midcontinent Divestitures contain an estimated 463 billion cubic feet equivalent of proved reserves as of December 31, 2013 and current production of approximately 109 million cubic feet equivalent per day (MMcfe/d) of which approximately 37% is liquids.
The third agreement provides for the sale of a non-core position in the western Williston Basin, known as “Fat Cat,” for a price of approximately $35 million and is expected to close in early June.
These three sale transactions are structured as a reverse like-kind exchange in which the tax basis of the divested assets is exchanged into the Company’s recently acquired Permian Basin properties.
The Company is in the process of marketing its remaining Midcontinent assets, primarily the South Central Oklahoma Oil Province (SCOOP) acreage and other Arkoma and Anadarko Basin assets with current aggregate net production of approximately 21 MMcfe/d.
BMO Capital Markets served as financial advisor to QEP in the Midcontinent Divestitures, and Vinson & Elkins LLP provided legal counsel. Holland & Hart LLP provided legal counsel for the Williston Basin divestiture.

About QEP Resources

QEP Resources, Inc. (NYSE: QEP) is a leading independent natural gas and crude oil exploration and production company focused on two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, Texas, and Louisiana) of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas. QEP Resources is the majority owner of QEP Midstream Partners, LP (NYSE: QEPM) and owns 100% of the partnership’s general partner. For more information, visit QEP Resources’ website at: www.qepres.com.

Cautionary Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of

1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding the anticipated closing date of the Divestitures, estimated reserves to be divested, estimated percentages of liquids and production associated with the assets included in the Divestitures. Actual results may differ materially from those included in the forward-looking statements due to a number of factors including, without limitation, prices for natural gas, oil and NGLs; availability of capital; disruptions of QEP’s ongoing business, distraction of management and employees, increased expenses and adversely affected results of operations from organizational modifications due to the Divestitures; the inability of the parties to satisfy the conditions to the consummation of the Divestitures; the impact of capital market and business conditions on anticipated sales of various non-core assets in addition to the Divestitures and on the nature and timing of the Divestitures; the impact on QEP of such Divestitures, including the time and resources devoted to execution and the consequences of the Divestitures; the assumption of unidentified or unforeseeable liabilities from the Divestitures; drilling and production costs; availability of drilling services and equipment; regulatory and other approvals; recoveries of gas in place; actual drilling results; lease expirations; general economic conditions, including the performance of financial markets and interest rates, global geopolitical and macroeconomic factors; weather conditions and other factors identified in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. QEP undertakes no obligation to publicly correct or update the forward-looking statements in this release, in other documents, or on the website to reflect future events or circumstances.

Contact

QEP Resources, Inc.

Greg Bensen	Brent Rockwood

Director, Investor Relations	Director, Communications

303-405-6665	303-672-6999